Exhibit 10.3

Execution Version

CONTRACT OF PURCHASE AND SALE

BETWEEN

FNLR FORTUNA MAJOR LLC, PURCHASER

AND

SCHOLASTIC INC., SELLER

DECEMBER 1, 2025

TABLE OF CONTENTS

1. Purchase and Sale	2

2. Purchase Price	2

3. Payment of Purchase Price	2

3.1 Deposit	2
3.2 Independent Consideration	3
3.3 Closing Payment	3

4. Title Matters; Due Diligence Review;Conditions Precedent	3

4.1 Title Matters	3
4.2 Due Diligence Reviews Completed	6
4.3 Conditions Precedent to Obligations of Purchaser; No Financing Contingency	8
4.4 Conditions Precedent to Obligations of Seller	9

5. Closing	9

5.1 Seller Deliveries	9
5.2 Purchaser Deliveries	10
5.3 Closing Costs	11
5.4 Prorations	11

6. Condemnation or Destruction of Real Property	11

7. Representations, Warranties and Covenants	12

7.1 Representations, Warranties and Covenants of Seller	12
7.2 Interim Covenants of Seller	16
7.3 Representations, Warranties and Covenants of Purchaser	17

8. Release	18

8.1 Intentionally Omitted	18
8.2 Release	18
8.3 Survival	18

9. Remedies For Default and Disposition of the Deposit	19

9.1 Seller Defaults	19
9.2 Purchaser Defaults	20
9.3 Disposition of Deposit	21
9.4 Survival	21

(i)

10. Miscellaneous	21

10.1 Brokers	21
10.2 Limitation of Liability	21
10.3 Exhibits; Entire Agreement; Modification	22
10.4 Business Days	22
10.5 Interpretation	23
10.6 Governing Law; Venue	23
10.7 Construction	23
10.8 Successors and Assigns	23
10.9 Notices	24
10.10 Third Parties	25
10.11 Legal Costs	25
10.12 Counterparts	25
10.13 Effectiveness	26
10.14 No Implied Waivers	26
10.15 Discharge of Seller’s Obligations	26
10.16 No Recordation	26
10.17 Unenforceability	26
10.18 Disclosure	26
10.19 Designation of Reporting Person	27
10.20 Tax Reduction Proceedings	27
10.21 Press Releases	28
10.22 No Offer	28
10.23 Survival	28
10.24 Waiver of Trial by Jury	28

(ii)

EXHIBITS

Exhibit A-1	-	Algoa Road Land
Exhibit A-2	-	East McCarty Street Land
Exhibit A-3	-	Robinson Road Land
Exhibit B	-	Form of Scholastic Lease
Exhibit C	-	Form of Deed
Exhibit D	-	Bill of Sale and General Assignment
Exhibit E	-	Certification of Non-Foreign Status
Exhibit F	-	Form of Owner’s Title Certificate
Exhibit G	-	Escrow Agreement
Exhibit H	-	Form of Memo of Lease

(iii)

CONTRACT OF PURCHASE AND SALE

THIS CONTRACT OF PURCHASE AND SALE (this “Agreement”) is made and entered into as of the 1st day of December, 2025 (the “Effective Date”), by and between SCHOLASTIC INC., a New York corporation, having an address at 557 Broadway, New York, New York 10012 (“Seller”) and FNLR FORTUNA MAJOR LLC, a Delaware limited liability company, having an address at 1345 Avenue of the Americas, 46th Floor, New York, NY 10105 (“Purchaser”).

W I T N E S S E T H:

A. Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, at the price and upon the terms and conditions set forth in this Agreement, (a) those certain parcels of land commonly known as (i) 6336 Algoa Road, Jefferson City, Missouri 65101, and more particularly described on Exhibit A-1 attached hereto (the “Algoa Road Land”), (ii) 2931 E McCarty Street, Jefferson City, Missouri 65101, and more particularly described on Exhibit A-2 attached hereto (the “East McCarty Street Land”), and (iii) 3030 Robinson Road, Jefferson City, Missouri 65101, and more particularly described on Exhibit A-3 attached hereto (the “Robinson Road Land,” and, together with the Algoa Road Land and the East McCarty Street Land, collectively, the “Land”), (b) the buildings, improvements, and structures located upon the Land (collectively, the “Improvements”), (c) all other easements and rights appurtenant to the Land, if any (collectively, the “Appurtenant Rights”, and together with the Land and the Improvements, the “Real Property”), (d) all right, title and interest of Seller, if any, in and to the fixtures owned by Seller and affixed to the Real Property (collectively, “Fixtures”), and (e) to the extent assignable without consent or payment of any kind, all right, title and interest of Seller in, to and under any governmental permits, licenses and approvals, warranties and guarantees that Seller has received in connection with any work or services performed with respect to, or equipment installed in, the Improvements (collectively, the “Intangible Property”, and together with the Fixtures and the Real Property, collectively, the “Property”) (provided that Seller reserves the right, for itself and its successors and assigns, to enjoy the benefits of the Fixtures and the Intangible Property used by Seller in connection with Seller’s business (or the business of Seller’s affiliates) conducted on the Land under the terms of the Scholastic Lease (as hereinafter defined)). As used herein, (i) the “Algoa Road Real Property” shall mean the Algoa Road Land, and the Improvements and Appurtenant Rights relating thereto (such portion of the Property, including the Algoa Road Real Property, the “Algoa Road Property”), (ii) the “Robinson Road Real Property” shall mean the Robinson Road Land, and the Improvements and Appurtenant Rights relating thereto (such portion of the Property, including the Robinson Road Real Property, the “Robinson Road Property”), and (iii) the “East McCarty Street Real Property” shall mean the East McCarty Street Land, and the Improvements and Appurtenant Rights relating thereto (such portion of the Property, including the East McCarty Street Real Property, the “East McCarty Street Property”).

B. Purchaser acknowledges that the Property is being sold on an “AS IS” “WHERE IS” and “WITH ALL FAULTS” basis on the terms and conditions hereinafter set forth.

NOW, THEREFORE, for $10.00 in hand paid and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Purchase and Sale. Upon the terms and conditions hereinafter set forth, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Property. For the avoidance of doubt, (i) in no event shall Purchaser have the right to purchase less than all of the Property, and (ii) the Property shall not include any right, title and interest of Seller in and to the equipment and other tangible personal property owned by Seller and, located on, and used in connection with the operation of Seller’s business at the Real Property.

2. Purchase Price. The purchase price (the “Purchase Price”) for the Property shall be the sum of Ninety-Four Million Nine Hundred Seventy-Thousand and 00/100 Dollars ($94,970,000.00). The Purchase Price shall be allocated between the Algoa Road Property, the Robinson Road Property and the East McCarty Street Property as follows: Sixty-Seven Million Five-Hundred Eighty-Six Thousand and 00/100 Dollars ($67,586,000.00) to the Algoa Road Property, Fifteen Million Six Hundred Seventy-Six Thousand and 00/100 Dollars ($15,676,000.00) to the Robinson Road Property, and Eleven Million Seven Hundred Eight Thousand and 00/100 Dollars ($11,708,000.00) to the East McCarty Street Property.

3. Payment of Purchase Price. The Purchase Price shall be paid to Seller by Purchaser as follows:

3.1 Deposit. Within two (2) Business Days (as hereinafter defined) after the Effective Date, Purchaser shall deposit with First American Title Insurance Company, 666 Third Avenue, 5th Floor, New York, New York 10017, Attention: Zivile Guiliani (in its capacity as escrow agent, “Escrowee”), by wire transfer of immediately available federal funds to an account designated by Escrowee, the sum of One Million Eight Hundred Ninety-Thousand and 00/100 Dollars ($1,890,000.00) (together with all interest thereon, but excluding the Independent Consideration (as hereinafter defined), the “Deposit”), which Deposit shall be held by Escrowee pursuant to the escrow agreement (the “Escrow Agreement”) attached hereto as Exhibit G. If Purchaser shall fail to deposit the Deposit with Escrowee within two (2) Business Days after the Effective Date, then at Seller’s election, this Agreement shall be null, void ab initio and of no force or effect. The Deposit shall be allocated between the Algoa Road Property, the Robinson Road Property and the East McCarty Street Property in the same proportion as the allocation of the Purchase Price between the Algoa Road Property, the Robinson Road Property and the East McCarty Street Property set forth in Section 2 above. Except as expressly set forth herein to the contrary, the Deposit shall become nonrefundable to Purchaser upon the expiration of the Due Diligence Period (as hereinafter defined) if Purchaser fails to notify Seller in writing on or before the expiration of the Due Diligence Period that Purchaser elects to terminate this Agreement in accordance with the terms of Section 4.1(d) hereof. If Purchaser notifies Seller, in writing, on or before the expiration of the Due Diligence Period that Purchaser elects to terminate this Agreement in accordance with the terms of Section 4.1(d) hereof, the Deposit less the Independent Consideration shall be returned to the Purchaser by Escrowee.

3.2 Independent Consideration. A portion of the amount deposited by Purchaser pursuant to Section 3.1, in the amount of One Thousand Dollars ($1,000) (the “Independent Consideration”) shall be earned by Seller upon execution and delivery of this Agreement by Seller and Purchaser. Seller and Purchaser hereby mutually acknowledge and agree that the Independent Consideration represents adequate bargained for consideration for Seller’s execution and delivery of this Agreement and Purchaser’s right to have inspected the Property pursuant to the terms of this Agreement. The Independent Consideration is in addition to and independent of any other consideration or payment provided for in this Agreement and is nonrefundable in all events. Upon the Closing (as hereinafter defined) or the termination of this Agreement, the Independent Consideration shall be paid to Seller.

3.3 Closing Payment. The Purchase Price, as adjusted by the application of the Deposit and by the prorations and credits specified herein, shall be paid by Purchaser, by wire transfer of immediately available federal funds to an account or accounts designated in writing by Seller on the Closing Date (as hereinafter defined) (the amount being paid under this Section 3.3 being herein called the “Closing Payment”).

4. Title Matters; Due Diligence Review; Conditions Precedent.

4.1 Title Matters.

4.1.1 Title to the Property.

(a) Provided that Purchaser has satisfied all obligations of Purchaser set forth in the Title Commitments (as hereinafter defined) and Seller has provided Title Company with the Owner’s Title Certificate (as hereinafter defined) and fulfilled all requirements of Seller set forth in the “Requirements” section of the Title Commitments, as a condition to the Closing (as hereinafter defined), First American Title Insurance Company (in its capacity as title insurer, the “Title Company”) shall have committed to insure Purchaser as the fee owner of each of the Algoa Road Real Property, the East McCarty Street Real Property, and the Robinson Road Real Property in the amount of the respective allocations of the Purchase Price as set forth in Section 2 above by issuance of an ALTA owner’s title insurance policy for each of the Algoa Road Real Property, the East McCarty Street Real Property, and the Robinson Road Real Property in the standard form issued by the Title Company in the State of Missouri, exclusive of any endorsement thereto (each, an “Owner’s Policy” and collectively, the “Owner’s Policies”), subject only to the Permitted Exceptions (as hereinafter defined). It is understood that Purchaser may request extended coverage and a number of endorsements to the Owner’s Policy; however, the issuance of such extended coverage and endorsements shall not be conditions to Closing for Purchaser’s benefit.

(b) Prior to the Effective Date, each of Seller and Purchaser received from the Title Company (i) a commitment for an owner’s fee title insurance policy with an effective date of October 20, 2025, and with File Number 3020-2C6ZMO01 with respect to the Algoa Road Real Property from the Title Company, (ii) a commitment for an owner’s fee title insurance policy with an effective date of October 24, 2025, and with File Number 3020-2C6ZMO03 with respect to the East McCarty Street Real Property from the Title Company, and (iii) a commitment for an owner’s fee title insurance policy with an effective date of October 20, 2025, and with File Number 3020-2C6ZMO02 with respect to the Robinson Road Land from the Title Company, (each of (i), (ii) and (iii), a “Title Commitment” and collectively, the “Title Commitments”), together with copies of each of the title exceptions noted therein.

(c) Purchaser and Seller acknowledge that as of the Effective Date, Purchaser has not received a survey prepared by a surveyor registered in the Statement of Missouri and certified by said surveyor to Purchaser and Seller as having been prepared in accordance with the minimum detail requirements of the ALTA land survey requirements for any of the Properties (each, a “Survey” and, collectively, the “Surveys”). As a result, Purchaser is unable to obtain a completed proforma Owner’s Policy for each of the Properties prior to the Effective Date.

(d) Purchaser shall have until 5:00 p.m., central time on the date that is five (5) Business Days after Purchaser’s receipt of all of the Surveys (such period, the “Due Diligence Period”), TIME BEING OF THE ESSENCE, to approve the title proformas and the Survey for each Property. If Purchaser determines (in its reasonable, good faith discretion) that there is a condition appearing in the title proformas or any of the Surveys, other than Permitted Exceptions, that has a material adverse effect on the current operation or value of the Real Property, then Purchaser may terminate this Agreement by written notice to Seller given at any time prior to the expiration of the Due Diligence Period. If Purchaser elects to terminate this Agreement, pursuant to this clause (d), the Deposit less the Independent Consideration shall be promptly returned to Purchaser by Escrowee, this Agreement shall terminate, and neither party shall have any rights or obligations hereunder except for the Surviving Obligations. If Purchaser shall fail to deliver a notice to Seller terminating this Agreement in accordance with this Section 4.1(d) before the expiration of the Due Diligence Period, TIME BEING OF THE ESSENCE, then, subject to Section 4.1.1(e) below, Purchaser shall be deemed to have agreed that the matters set forth in the Title Commitments and the Surveys for the Properties are acceptable to Purchaser and that it intends to proceed with the acquisition of the Property without a reduction in, or an abatement of or credit against, the Purchase Price.

(e) In the event any updates to any Title Commitment or any Survey disclose any new matter or condition on or after the expiration of the Due Diligence Period, Purchaser shall have the right to object to such exceptions to title or other item or matter related to the Real Property, other than Permitted Exceptions, that has a material adverse effect on the current operation or value of the Real Property (each a “New Title or Survey Matter”) with respect to which, Purchaser provides to Seller a written notice (each, a “Title Objection Notice”) within five (5) days after Purchaser becomes aware of such New Title or Survey Natter. Seller shall notify Purchaser, in writing, within five (5) days after receipt by Seller of the applicable Title Objection Notice, whether or not it will endeavor to eliminate all or any of such New Title or Survey Matters (“Seller’s Title Response”), and if Seller fails to deliver Seller’s Title Response on or before such date, Seller shall be deemed to have delivered a Seller’s Title Response electing not to endeavor to eliminate any such New Title or Survey Matters. Seller, in its sole discretion, shall have the right, upon written notice to Purchaser prior to the Scheduled Closing Date, to adjourn the Scheduled Closing Date for up to ninety (90) days in order to eliminate or endeavor to eliminate any New Title or Survey Matters which Seller has agreed to eliminate under this Agreement (including the Mandatory Objections, as hereinafter defined) or which Seller has agreed to endeavor to eliminate pursuant to any Seller’s Title Response. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, Seller shall not under any circumstance be required or obligated to eliminate any New Title or Survey Matter including to bring any action or proceeding, to make any payments or otherwise to incur any expense in order to eliminate any New Title or Survey Matter or to arrange for title insurance insuring against enforcement of such New Title or Survey Matter against, or collection of the same out of, the Real Property, notwithstanding that Seller may have attempted to do so, or may have adjourned the Scheduled Closing Date for such purpose; provided, however, Seller shall (x) satisfy any mortgage or deed of trust or other security interest placed on the Real Property by Seller and (y) cause the removal (by bonding or otherwise) of (I) mechanic’s liens resulting from work for which Seller has contracted, or (II) other monetary liens resulting from monetary obligations of the Seller placed on the Real Property after the Effective Date, provided that such liens shall not be the result of any act or omission of Purchaser or any of Purchaser’s Representatives (as hereinafter defined) (collectively, “Mandatory Objections”).

(f) Except as to Mandatory Objections (which Seller will be obligated to eliminate), if Seller elects in Seller’s Title Response not, or is deemed to elect not, to eliminate any New Title or Survey Matters noted in the applicable Title Objection Notice, Purchaser shall have the right, as its sole remedy by delivery of written notice to Seller within five (5) Business Days following delivery or deemed delivery of Seller’s Title Response, to either (i) terminate this Agreement by written notice delivered to Seller and Escrowee or (ii) accept title to the Real Property subject to such New Title or Survey Matter without a reduction in, abatement of, or credit against, the Purchase Price. Except as to Mandatory Objections (which Seller will be obligated to eliminate), if Seller shall fail to eliminate any New Title or Survey Matter that Seller elected in Seller’s Title Response to eliminate or endeavor to eliminate, then Seller shall notify Purchaser, in writing, of such failure on or before the Scheduled Closing Date (as the same may have been adjourned in accordance with Section 4.1.1(e)) and Purchaser shall have the right, as its sole remedy by delivery of written notice to Seller within three (3) Business Days following receipt of Seller’s notice of such failure, to either (i) terminate this Agreement by written notice delivered to Seller and Escrowee or (ii) accept title to the Real Property subject to such New Title or Survey Matter without a reduction in, abatement of, or credit against, the Purchase Price. If Purchaser elects to terminate this Agreement pursuant to this Section 4.1.1(f), (1) Escrowee shall return the Deposit to Purchaser, and (2) no party hereto shall have any further obligation under this Agreement except under those obligations, liabilities and provisions that expressly survive the termination of this Agreement (collectively, the “Surviving Obligations”). The failure of Purchaser to deliver timely any written notice of election to terminate this Agreement under this Section 4.1.1(c) shall be conclusively deemed to be an election under the applicable clause (ii) above.

(g) If there are any New Title or Survey Matters noted in a Title Objection Notice or other liens or encumbrances that Seller is obligated or elects to eliminate under this Agreement, then Seller shall have the right (but not the obligation) to either (i) arrange, at Seller’s cost and expense, for affirmative title insurance or special endorsements insuring against enforcement of such liens or encumbrances against, or collection of the same out of, the Real Property, or (ii) use any portion of the Purchase Price to pay and discharge the same, either by way of payment or by alternative manner reasonably satisfactory to the Title Company, and the same shall not be deemed to be a New Title or Survey Matter.

4.1.2 Permitted Exceptions to Title. The Real Property shall be sold and conveyed subject to the following exceptions to title (the “Permitted Exceptions”):

(a) subject to Section 4.1.1, any state of facts that an accurate survey may show;

(b) all laws, ordinances, rules and regulations of the United States, the State of Missouri, or any agency, department, commission, bureau or instrumentality of any of the foregoing having jurisdiction over the Real Property (each, a “Governmental Authority”), as the same may now exist or may be hereafter modified, supplemented or promulgated;

(c) all presently existing and future liens of real estate taxes or assessments and water rates, water meter charges, water frontage charges and sewer taxes, rents and charges, if any, provided that such items are not yet due and payable and are apportioned as provided in this Agreement;

(d) any other matter or thing affecting title to the Real Property that appear in the Title Commitments as of the expiration of the Due Diligence Period;

(e) rights of Seller as tenant under the Scholastic Lease;

(f) [intentionally omitted];

(g) all utility easements of record which do not interfere with the present use of the Real Property; and

(h) the printed exceptions which appear in the standard form owner’s policy of the title insurance issued by the Title Company in the State of Missouri not otherwise deleted by Seller’s delivery of the Owner’s Title Certificate.

Under no circumstance will Mandatory Objections constitute Permitted Exceptions.

4.2 Due Diligence Reviews Completed.

4.2.1 Purchaser acknowledges that it has been provided, prior to the Effective Date, with an opportunity to conduct due diligence examinations, reviews and inspections of all matters pertaining to the purchase of the Property, including all service contracts delivered to Purchaser, and all physical, environmental and compliance matters and conditions respecting the Property (collectively, the “Investigations”). Purchaser agrees that it shall not have any so-called “due diligence period” or “inspection period” under this Agreement or right to terminate this Agreement or obtain a reduction of the Purchase Price or condition Closing upon the result of any further diligence, examinations, reviews or inspections conducted with respect to the Property or any findings in connection therewith (including relating to the physical condition of the Property, the operation of the Property, the suitability of the Property for development or otherwise) except as set forth in Section 4.1 or Section 6 hereof.

4.2.2 Property Information and Confidentiality. All Information (as hereinafter defined) provided to or obtained by Purchaser, whether prior to or after the date hereof, shall be subject to the following terms and conditions:

(a) Any Information provided or to be provided with respect to the Property is solely for the convenience of Purchaser and was or will be obtained from a variety of sources. None of Seller or any agent, advisor, representative, affiliate, employee, director, officer, partner, member, beneficiary, investor, servant, shareholder, trustee or other person or entity (each, a “Person”) acting on Seller’s behalf or otherwise related to or affiliated with Seller (including Seller, collectively, the “Seller Related Parties”) has made any independent investigation or verification of such information and, except as expressly set forth in this Agreement, makes no (and expressly disclaims all) representations and warranties as to the truth, accuracy or completeness of the Information, or any other studies, documents, reports or other information provided to Purchaser hereunder and expressly disclaims any implied representations as to any matter disclosed or omitted. None of the Seller Related Parties shall be liable for any mistakes, omissions, misrepresentations or any failure to investigate the Property nor shall any of the Seller Related Parties be bound in any manner by any verbal or written statements, representations, appraisals, environmental assessment reports, or other information pertaining to the Property or the operation thereof, except as expressly set forth in this Agreement.

(b) Purchaser agrees that neither Purchaser nor any of the Purchaser’s Representatives (as hereinafter defined) shall, at any time or in any manner, either directly or indirectly, divulge, disclose or communicate to any Person, the Information, or any other knowledge or information acquired by Purchaser or any of the Purchaser’s Representatives from any of the Seller Related Parties or by Purchaser’s own inspections and investigations, other than matters that were in the public domain at the time of receipt by such Person. Without Seller’s prior written consent, Purchaser shall not disclose and Purchaser shall direct each of the Purchaser’s Representatives not to disclose to any Person, any of the terms, conditions or other facts concerning a potential purchase of the Property by Purchaser, including the status of negotiations. Notwithstanding the foregoing, Purchaser may disclose such of the Information and its other reports, studies, documents and other matters generated by it and the terms of this Agreement (i) as required by law or court order (provided written notice of such disclosure shall be provided to Seller and, to the extent permitted by law and reasonably practicable, such notice shall be prior to such disclosure) and (ii) as Purchaser deems necessary or desirable to any of the Purchaser’s Representatives in connection with Purchaser’s Investigations and the Transaction, provided that those to whom such Information is disclosed are informed of the confidential nature thereof and agree(s) to keep the same confidential in accordance with the terms and conditions hereof.

(c) Purchaser shall, and shall cause each of the Purchaser’s Representatives to, use reasonable care to maintain all of the Information furnished or made available to such Person in accordance with this Section 4.2.2. If this Agreement is terminated, then Purchaser shall, and shall cause each of the Purchaser’s Representatives to, promptly destroy or deliver to Seller all originals and copies of the Information in the possession of such Person, and to expunge and delete any of the Information maintained on any word processing or computer system or in any other electronic form to the extent practicable, subject only to Purchaser’s right to retain copies of the Information to the extent required to comply with Purchaser’s bona fide internal document retention or audit policy.

(d) As used in this Agreement, the term “Information” shall mean any of the following: (i) all information and documents in any way relating to the Property, the operation thereof or the sale thereof, including this Agreement (including all exhibits and schedules attached hereto), all leases and contracts furnished to, or otherwise made available (including in any electronic data room established by or on behalf of Seller) for review by, Purchaser or its directors, officers, employees, affiliates, partners, members, brokers, agents or other representatives, including attorneys, accountants, contractors, consultants, engineers and financial advisors (collectively, the “Purchaser’s Representatives”), by any of the Seller Related Parties or any of their agents or representatives, including their contractors, engineers, attorneys, accountants, consultants, brokers or advisors, and (ii) all analyses, compilations, data, studies, reports or other information or documents prepared or obtained by Purchaser or any of the Purchaser’s Representatives containing, in whole or in part, the information or documents described in the preceding clause (i), the Investigations, or otherwise reflecting their review or investigation of the Property.

(e) Purchaser shall indemnify and hold harmless each of the Seller Related Parties from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and disbursements) (collectively, “Claims”) suffered or incurred by any of the Seller Related Parties and arising out of or in connection with a breach by Purchaser or any of the Purchaser’s Representatives of the provisions of this Section 4.2.2.

(f) In addition to any other remedies available to Seller, Seller shall have the right to seek equitable relief, including injunctive relief and/or specific performance, against Purchaser or any of the Purchaser’s Representatives in order to enforce the provisions of this Section 4.2.2.

(g) The provisions of this Section 4.2.2 shall survive a termination of this Agreement.

4.3 Conditions Precedent to Obligations of Purchaser; No Financing Contingency. The obligation of Purchaser to consummate the Transaction shall be subject to the performance and observance, in all material respects, by Seller of all covenants, warranties and agreements of this Agreement to be performed or observed by Seller prior to or on the Closing Date and the fulfillment on or before the Closing Date of all other conditions precedent to Closing benefiting Purchaser specifically enumerated in this Agreement, any or all of which may be waived by Purchaser in its sole discretion. Notwithstanding anything to the contrary contained herein, Purchaser acknowledges and agrees that, while Purchaser may at its own risk attempt to obtain financing with regard to its acquisition of the Property, (i) Purchaser’s obtaining, or ability to obtain, financing for its acquisition of the Property is in no way a condition to Purchaser’s performance of its obligations under this Agreement, (ii) Purchaser’s performance of its obligations under this Agreement is in no way dependent or conditioned upon the availability of any financing whether generally in the marketplace or specifically in favor of Purchaser, and (iii) in no event shall the Closing be delayed on account of Purchaser’s obtaining, or ability to obtain, financing. Purchaser acknowledges receipt, prior to the Effective Date, of a satisfactorily completed “know your customer” application form from Seller.

4.4 Conditions Precedent to Obligations of Seller. The obligation of Seller to consummate the Transaction shall be subject to the performance and observance, in all material respects, by Purchaser of all covenants, warranties and agreements of this Agreement to be performed or observed by Purchaser prior to or on the Closing Date and the fulfillment on or before the Closing Date of all other conditions precedent to Closing benefiting Seller specifically enumerated in this Agreement, any or all of which may be waived by Seller in its sole discretion.

5. Closing. The closing (the “Closing”) of the Transaction shall occur at or prior to 3:00 p.m. (Eastern time) on December 31, 2025 or such earlier date as mutually agreed upon by Seller and Purchaser (such date, the “Scheduled Closing Date”) (as the same may be extended as expressly provided herein), TIME BEING OF THE ESSENCE with respect to Purchaser’s obligation to close on such date, at the offices of Escrowee through an escrow and pursuant to escrow instructions consistent with the terms of this Agreement and otherwise mutually satisfactory to Seller and Purchaser (the date on which the Closing shall occur being herein referred to as the “Closing Date”). It is contemplated that the Transaction shall be closed by means of a so called “New York Style Closing”, with the concurrent delivery of the documents of title, the commitment to deliver the Owner’s Policy and the payment of the Purchase Price. Notwithstanding the foregoing, there shall be no requirement that Seller and Purchaser physically meet for the Closing, and all documents and funds to be delivered at the Closing shall be delivered to Escrowee unless the parties hereto mutually agree otherwise. Seller and Purchaser also agree that disbursement of the Purchase Price, as adjusted by the prorations, shall not be conditioned upon the recording of any document, but rather, upon the satisfaction or waiver of all conditions precedent to the Closing. The Closing shall constitute approval by each party of all matters to which such party has a right of approval and a waiver of all conditions precedent.

5.1 Seller Deliveries. At or prior to the Closing, Seller shall deliver or cause to be delivered to Purchaser or to the Escrowee, as the case may be, the following items executed and acknowledged by Seller, as appropriate:

5.1.1 A deed in the form attached hereto as Exhibit C (a “Deed”) for the Algoa Road Real Property.

5.1.2 A Deed for the East McCarty Street Real Property.

5.1.3 A Deed for the Robinson Road Real Property.

5.1.4 A bill of sale (the “Bill of Sale”), in the form attached hereto as Exhibit D.

5.1.5 A certification of non-foreign status in the form attached hereto as Exhibit E, and any required state certificate that is sufficient to exempt Seller from any state withholding requirement with respect to the Transaction.

5.1.6 A lease for the Property commencing on the Closing Date (the “Scholastic Lease”), in the form attached hereto as Exhibit B.

5.1.7 A memorandum of the Scholastic Lease in the form attached hereto as Exhibit H (the “Memo of Lease”).

5.1.8 All applicable transfer tax forms, if any.

5.1.9 Such further instruments as may be reasonably required by the Title Company to record the Deeds and Memo of Lease.

5.1.10 An owner’s title certificate in the form attached hereto as Exhibit F (the “Owner’s Title Certificate”).

5.1.11 Evidence reasonably satisfactory to the Title Company respecting the due organization of Seller and the due authorization and execution by Seller of this Agreement and the documents required to be delivered by Seller hereunder.

5.1.12 A settlement statement consistent with the provisions of this Agreement prepared by Escrowee and reasonably approved by Seller and Purchaser (the “Settlement Statement”).

5.1.13 A certification of Seller (a “Seller Update Certificate”) dated as of the Closing Date certifying that, subject to the updates permitted pursuant to this Section 5.1.13, the representations and warranties of Seller set forth in Section 7.1.1 of this Agreement (the “Seller Representations”), remain true and correct in all material respects as of the Closing Date, it being agreed that Seller shall have the right to update the Seller Representations to reflect changes in facts and circumstances arising from and after the Effective Date and prior to the Closing Date in order to make any such Seller Representation true and correct in all material respects, provided that such changes do not (i) result from a material breach by Seller of an express covenant of Seller contained in this Agreement, or (ii) result in a material adverse effect on the current value of the Property or to the Purchaser. If, subject to the updates permitted by the preceding sentence of this Section 5.1.13, the Seller Representations shall not remain true and correct in all material respects as of the Closing Date for any reason other than a material breach by a Seller of an express covenant of Sellers contained in this Agreement or Seller is unable to deliver a Seller Update Certificate, same shall constitute a failure of a condition to Closing and shall not constitute a default by Seller under this Agreement, and unless Purchaser elects to waive such condition, Purchaser’s sole remedy in connection therewith shall be to terminate this Agreement by written notice to Seller and Escrowee. If Purchaser elects to terminate this Agreement pursuant to this Section 5.1.13, (1) Escrowee shall return the Deposit to Purchaser and (2) no party hereto shall have any further obligation under this Agreement except for the Surviving Obligations.

5.2 Purchaser Deliveries. At or prior to the Closing, Purchaser shall deliver or cause to be delivered to Seller or to the Escrowee, as the case may be, the following items, executed and acknowledged by Purchaser, as appropriate:

5.2.1 The Closing Payment required to be paid in accordance with Section 3.3.

5.2.2 The Scholastic Lease.

5.2.3 The Memo of Lease.

5.2.4 All applicable transfer tax forms, if any.

5.2.5 The Settlement Statement.

5.2.6 Such further instruments as may be reasonably necessary to record the Deeds and Memo of Lease.

5.2.7 Evidence reasonably satisfactory to the Title Company respecting the due organization of Purchaser and the due authorization and execution by Purchaser of this Agreement and the documents required to be delivered by Purchaser hereunder.

5.3 Closing Costs. Seller shall pay (i) all state and county transfer taxes, including transfer taxes of the State of Missouri and of the County of Cole, payable in connection with the Transaction, if any, and (ii) 50% of the cost of Escrowee. Purchaser shall pay (a) the title insurance premium for the Owner’s Policy, (b) the cost of any title endorsements and affirmative insurance required by Purchaser, (c) the cost of the Surveys (or any updates thereto), (d) all recording charges payable in connection with the recording of the Deeds and Memo of Lease, (e) 50% of the cost of Escrowee, and (f) all fees, costs or expenses in connection with Purchaser’s due diligence reviews of the Property. Any other closing costs shall be allocated in accordance with local custom and if no local custom exists, split evenly between Seller and Purchaser. Except as expressly provided in the indemnities set forth in this Agreement, Seller and Purchaser shall pay their respective legal, consulting and other professional fees and expenses incurred in connection with this Agreement and the Transaction and their respective shares of prorations as hereinafter provided. The provisions of this Section 5.3 shall survive the Closing or a termination of this Agreement.

5.4 Prorations. Since Seller shall be obligated under the Scholastic Lease to pay all real estate taxes and assessments on, and all utilities in connection with, the Real Property during the term of the Scholastic Lease (pursuant to the terms thereof), real estate taxes and assessments and utilities shall not be prorated between Seller and Purchaser as of the Closing. The provisions of this Section 5.4 shall survive the Closing.

6. Condemnation or Destruction of Real Property.

6.1 If, after the Effective Date but prior to the Closing Date, Seller becomes aware that either any portion of the Real Property is taken pursuant to eminent domain proceedings or condemnation or any of the Improvements are damaged or destroyed by fire or other casualty, then Seller shall promptly deliver, or cause to be delivered, to Purchaser, notice of any such eminent domain proceedings or casualty including copies of any and all papers served in connection therewith. Seller shall have no obligation to restore, repair or replace any portion of the Real Property or any such damage or destruction, nor to assign to Purchaser any portion of Seller’s interest in any awards or other proceeds for such taking by eminent domain or condemnation or the proceeds of any insurance collected by Seller for such damage or destruction or any uncollected insurance proceeds which Seller may be entitled to receive from such damage or destruction, as applicable; provided, however, if this Agreement is not terminated in accordance with Section 6.2 below, then, following the Closing, Seller, as “Tenant” under the Scholastic Lease, shall be required to repair the affected Property in accordance with the terms of the Scholastic Lease, and any insurance proceeds or condemnation award, as applicable, collected by Seller in connection with such casualty or condemnation shall be applied or distributed in accordance with the terms of the Scholastic Lease. Notwithstanding the foregoing, Seller and Purchaser acknowledge and agree that, after the Closing, the terms of the Scholastic Lease shall control with respect to such casualty or condemnation; provided, however, that the form of Scholastic Lease shall be updated to provide that such casualty or condemnation shall be deemed to have occurred as of the Closing Date.

6.2 If such casualty damages or destroys, or if such eminent domain proceedings results in the taking of, 500,000 square feet or more in the aggregate of the Improvements (in each case, as determined by an independent third party architect or engineer selected by Seller and reasonably approved by Purchaser), then, in each such case, each of Seller and Purchaser shall have the right to terminate this Agreement by notice to the other party given within ten (10) days after Seller’s notification to Purchaser of the estimated amount of aggregate square feet of the Improvements damaged or destroyed by such casualty or taken by such eminent domain proceedings, as the case may be. In any instance where this Agreement is terminated pursuant to this Section 6.2, the Deposit shall, provided that Purchaser is not otherwise in default of its obligations pursuant to this Agreement, be promptly returned to Purchaser, and this Agreement and the obligations of the parties hereunder shall terminate (and no party hereto shall have any further obligation under this Agreement except for the Surviving Obligations). The parties hereby waive the provisions of any statute which provides for a different outcome or treatment in the event of a casualty or a condemnation or eminent domain proceeding.

6.3 The provisions of this Section 6 shall survive the Closing or a termination of this Agreement.

7. Representations, Warranties and Covenants.

7.1 Representations, Warranties and Covenants of Seller.

7.1.1 Representations and Warranties of Seller. Subject to the provisions of this Section 7.1.1, Seller hereby represents to Purchaser that:

(a) Due Authority. This Agreement has been duly authorized, executed, and delivered by, and is binding upon, Seller, and each agreement, instrument and document herein provided to be executed by Seller on the Closing Date will be duly authorized, executed, and delivered by, and be binding upon, Seller, and enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors. Seller has taken all action required of Seller to execute, deliver, subject to any consents or waivers required to be obtained prior to the Closing, and perform its obligations under this Agreement. Seller is a corporation, duly organized and validly existing and in good standing under the laws of the State of New York, and is, or on the Closing Date will be, duly authorized and qualified to do all things required of it under this Agreement.

(b) Leases. There are no space leases, licenses or other similar occupancy agreements to which Seller is a party or is bound affecting any portion of the Real Property that may be binding upon Purchaser after the Closing, other than the Scholastic Lease.

(c) Contracts. To the actual knowledge of Seller, there are no maintenance, service and supply contracts, equipment leases or leasing commission agreements providing for payments for the procurement of tenants to which Seller is a party or is bound affecting any portion of the Property that will be binding upon Purchaser after the Closing.

(d) Litigation; Condemnation. Other than claims that are, to the actual knowledge of Seller, covered by insurance (subject to any deductible), to the actual knowledge of Seller, there is no material pending or threatened in writing (i) action, proceeding, litigation or governmental investigation against Seller with respect to the Real Property or against the Real Property, or (ii) condemnation action with respect to the Real Property.

(e) No Insolvency. Seller has not: (i) made a general assignment for the benefit of creditors, (ii) filed a petition for voluntary bankruptcy or filed a petition or answer seeking reorganization or any arrangement or composition, extension, or readjustment of its indebtedness, (iii) consented in writing in any creditor’s proceeding, to the appointment of a receiver or trustee for Seller or any of its property, or (iv) been named as a debtor in an involuntary bankruptcy proceeding.

(f) Non-Foreign Person. Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code, as amended (the “Code”).

(g) Options to Purchase. Except pursuant to this Agreement, Seller has not granted to any person or entity the right or option (including any right of first refusal or right of first offer) to purchase all or any part of the Real Property which remains in full force and effect.

(h) OFAC, PATRIOT Act, and Anti-Money Laundering Compliance. None of (A) Seller; (B) any Person controlling or controlled by Seller, directly or indirectly, including but not limited to any Person or Persons owning, in the aggregate, a fifty percent (50%) or greater direct or indirect ownership interest in Seller; or (C) any Officer or Director of Seller is: (1) a country, territory, government, government instrumentality, individual or entity subject to sanctions under any U.S. federal, state, or local law or regulation, or non-U.S. law or regulation, including but not limited to any Executive Order issued by the President of the United States or any regulation administered by the Office of Foreign Assets Control of the United States Department of the Treasury, including but not limited to identification as a Specially Designated National or blocked person, or identification on the Denied Persons List, the Entity List, or the Unverified List maintained by the Bureau of Industry & Security, U.S. Department of Commerce, or under any order or regulation of (a) the United Nations; (b) the European Union or any of its member states; (c) His Majesty’s Treasury of the United Kingdom; or (d) any other governmental authority; (2) a Foreign Terrorist Organization designated by the United States Department of State, or (3) an individual or entity who the Seller knows, or reasonably should know, has engaged in or engages in terrorist activity, or has provided or provides material support or resources for terrorist activities or terrorist organizations, as prohibited by U.S. law, including but not limited to the USA PATRIOT Act, P.L. 107-56.

(i) Environmental Matters. To the actual knowledge of Seller, Seller has not received written notice from any governmental authority of (i) any violation at the Real Property of laws relating to Hazardous Materials (as hereinafter defined) which remains uncured in any material respects, or (ii) any liabilities for investigation, response, remediation, or clean-up relating to Hazardous Materials at the Real Property, which liabilities are asserted against Seller or the Real Property that will be the obligation of Purchaser after the Closing Date. For purposes of this Agreement, the term “Hazardous Materials” shall mean (a) any toxic substance or hazardous waste, hazardous substance or related hazardous material; (b) asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of presently existing federal, state or local safety guidelines, whichever are more stringent; and (c) any substance, material or chemical which is defined as or included in the definition of “hazardous substances”, “toxic substances”, “hazardous materials”, “hazardous wastes” or words of similar import under any federal, state or local statute, law, code, or ordinance or under the regulations adopted or guidelines promulgated pursuant thereto, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9061 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §1801, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq.; and the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq., provided, however, that the term “Hazardous Material” shall not include (x) motor oil and gasoline contained in or discharged from vehicles not used primarily for the transport of motor oil or gasoline, (y) mold or (z) materials which are stored or used in the ordinary course of operating the Real Property.

Notwithstanding anything contained in this Agreement to the contrary, but subject to the terms of Sections 7.2.1 and 7.2.2, the representations and warranties of Seller set forth in Sections 7.1.1(b) and 7.1.1(c) exclude, and Seller is not providing any representation or warranty, as to any contracts, leases, licenses or agreements that are terminated prior to the Closing. The provisions of this paragraph shall survive the Closing.

Notwithstanding anything contained in this Agreement to the contrary, (i) if any of the representations or warranties of Seller contained in this Agreement or in any document or instrument delivered in connection herewith are false or inaccurate or if Seller is in breach or default of any of its obligations under this Agreement and if either (x) on or prior to the Effective Date, Purchaser shall have had actual knowledge of the false or inaccurate representations or warranties or other breach or default, or (y) the accurate state of facts pertinent to such false or inaccurate representations or warranties or evidence of such other breach or default was contained in any of the Information furnished or made available to or otherwise obtained by Purchaser on or prior to the Effective Date, then Seller shall have no liability or obligation respecting such representations or warranties that are false or inaccurate or such other breach or default (and Purchaser shall have no cause of action or right to terminate this Agreement with respect thereto), and the representations and warranties of Seller shall be deemed modified to the extent necessary to eliminate such false and inaccurate information and to make such representations and warranties true and accurate in all respects; and (ii) if any of the representations or warranties of Seller that survive Closing contained in this Agreement or in any document or instrument delivered in connection herewith are false or inaccurate, or if Seller is in breach or default of any of its obligations under this Agreement that survive Closing, and if either (x) following the expiration of the Effective Date but prior to Closing, Purchaser shall obtain actual knowledge of such false or inaccurate representations or warranties or such other breach or default, or (y) the accurate state of facts pertinent to such false or inaccurate representations or warranties or evidence of such other breach or default was contained in any of the Information furnished or made available to or otherwise obtained by Purchaser following the Effective Date and, in either case, the Transaction closes, then Purchaser shall be deemed to have waived such breach or default, Seller shall have no liability or obligation respecting such false or inaccurate representations or warranties or such other breach or default, and Purchaser shall have no cause of action with respect thereto. The provisions of this paragraph shall survive the Closing.

References to the “knowledge”, “best knowledge” and/or “actual knowledge” of Seller or words of similar import shall refer only to the current actual (as opposed to implied or constructive) knowledge of Jonathan Feldberg, Vice President, Corporate Real Estate and Facilities, and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller or any parent, subsidiary or affiliate of Seller or to any other officer, agent, manager, representative or employee of Seller or to impose upon Jonathan Feldberg any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. Notwithstanding anything to the contrary contained in this Agreement, Jonathan Feldberg shall have no personal liability hereunder.

The representations and warranties of Seller set forth in this Section 7.1.1 and the Seller Update Certificate shall survive the Closing for a period of one hundred eighty (180) days (the “Survival Period”). In furtherance thereof, Purchaser acknowledges and agrees that it shall have no right to make any claim against Seller on account of any breach of any representations or warranties set forth in this Section 7.1.1 or the Seller Update Certificate unless Purchaser notifies Seller in writing of such breach prior to the expiration of the Survival Period set forth in this paragraph. To the fullest extent permitted by law, the foregoing shall constitute the express intent of the parties that Purchaser’s right to bring claims on account of Seller’s breach of its representations and warranties contained in this Section 7.1.1 or the Seller Update Certificate shall be deemed waived by Purchaser if such written notice is not timely given by Purchaser.

7.1.2 GENERAL DISCLAIMER. EXCEPT AS SPECIFICALLY SET FORTH IN SECTIONS 7.1.1 AND 10.1.1 OF THIS AGREEMENT OR IN ANY OF THE DOCUMENTS EXECUTED AND DELIVERED BY SELLER AT CLOSING, THE SALE OF THE PROPERTY HEREUNDER IS AND WILL BE MADE ON AN “AS IS”, “WHERE IS,” AND “WITH ALL FAULTS” BASIS, WITHOUT REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS, IMPLIED OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY CONCERNING TITLE TO THE PROPERTY, THE PHYSICAL CONDITION OF THE PROPERTY (INCLUDING THE CONDITION OF THE SOIL, AIR, WATER OR THE IMPROVEMENTS), THE ENVIRONMENTAL CONDITION OF THE PROPERTY (INCLUDING THE PRESENCE OR ABSENCE OF HAZARDOUS SUBSTANCES ON OR AFFECTING THE PROPERTY), THE COMPLIANCE OF THE PROPERTY WITH APPLICABLE LAWS AND REGULATIONS (INCLUDING ZONING AND BUILDING CODES OR THE STATUS OF DEVELOPMENT OR USE RIGHTS RESPECTING THE REAL PROPERTY), THE FINANCIAL CONDITION OF THE PROPERTY OR ANY OTHER REPRESENTATION OR WARRANTY RESPECTING ANY INCOME, EXPENSES, CHARGES, LIENS OR ENCUMBRANCES, RIGHTS OR CLAIMS ON, AFFECTING OR PERTAINING TO THE PROPERTY OR ANY PART THEREOF. PURCHASER ACKNOWLEDGES THAT, PRIOR TO THE EXECUTION OF THIS AGREEMENT, PURCHASER HAS EXAMINED ALL MATTERS WHICH IN PURCHASER’S JUDGMENT BEAR UPON THE PROPERTY AND ITS VALUE AND SUITABILITY FOR PURCHASER’S PURPOSES. PURCHASER IS A SOPHISTICATED PURCHASER WHO IS FAMILIAR WITH THE OWNERSHIP AND OPERATION OF REAL ESTATE PROJECTS SIMILAR TO THE PROPERTY AND THAT PURCHASER HAS HAD OR WILL HAVE ADEQUATE OPPORTUNITY TO COMPLETE ALL PHYSICAL AND FINANCIAL EXAMINATIONS (INCLUDING ALL OF THE EXAMINATIONS, REVIEWS AND INVESTIGATIONS REFERRED TO IN SECTION 4) RELATING TO THE ACQUISITION OF

THE PROPERTY HEREUNDER IT DEEMS NECESSARY, AND WILL ACQUIRE THE SAME SOLELY ON THE BASIS OF AND IN RELIANCE UPON SUCH EXAMINATIONS AND THE TITLE INSURANCE PROTECTION AFFORDED BY THE OWNER’S POLICY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER (OTHER THAN AS EXPRESSLY PROVIDED IN SECTIONS 7.1.1 AND 10.1.1 OF THIS AGREEMENT). EXCEPT AS TO MATTERS SPECIFICALLY SET FORTH IN THIS AGREEMENT: (A) PURCHASER WILL ACQUIRE THE PROPERTY SOLELY ON THE BASIS OF ITS OWN PHYSICAL AND FINANCIAL EXAMINATIONS, REVIEWS AND INSPECTIONS AND THE TITLE INSURANCE PROTECTION AFFORDED BY THE OWNER’S POLICY, AND (B) WITHOUT LIMITING THE FOREGOING (OTHER THAN AS EXPRESSLY PROVIDED IN SECTIONS 7.1.1 AND 10.1.1 OF THIS AGREEMENT), PURCHASER WAIVES ANY RIGHT IT OTHERWISE MAY HAVE AT LAW OR IN EQUITY, INCLUDING THE RIGHT TO SEEK DAMAGES FROM SELLER IN CONNECTION WITH THE ENVIRONMENTAL CONDITION OF THE PROPERTY, INCLUDING ANY RIGHT OF CONTRIBUTION UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT. THE PROVISIONS OF THIS SECTION 7.1.2 SHALL SURVIVE THE CLOSING.

7.2 Interim Covenants of Seller. Until the Closing Date or the sooner termination of this Agreement in accordance with the terms and conditions of this Agreement:

7.2.1 Seller shall use commercially reasonable efforts to continue to operate and maintain the Property in substantially the same manner as prior hereto pursuant to Seller’s normal course of business (which obligations shall not include any obligation to make capital expenditures or expenditures not incurred in Seller’s normal course of business), subject to (i) reasonable wear and tear and further subject to destruction by casualty or other events beyond the control of Seller, and (ii) any limitations imposed upon the Property and/or the Seller by applicable laws, rules or regulations, including any quarantine, “shelter in place”, “stay at home”, workforce reduction mandates, social distancing, shutdown, closure, sequester or any other law, order, directive, guidelines or recommendations issued or promulgated by any applicable Governmental Authority in connection with or, in response to, any global, national or local pandemic, epidemic or other public health emergency.

7.2.2 Seller may modify, extend, renew or terminate or permit the expiration of contracts or enter into any new contracts without Purchaser’s consent; provided that Seller’s interest in any such new contracts do not by their terms automatically transfer to Purchaser at Closing.

7.2.3 Seller shall not, during the term of this Agreement, enter into any new leases without the prior written consent of Purchaser, which consent may be granted or withheld in Purchaser’s sole discretion. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, Purchaser’s failure to disapprove any request for consent by Seller under this Section 7.2.3 within five (5) days following Seller’s request therefor shall be deemed to constitute Purchaser’s consent thereto; provided, such lease will, by its express terms, be subject and subordinate to the Scholastic Lease.

7.2.4 Seller shall keep in force and effect the insurance policies currently carried by Seller with respect to the Property or policies providing similar coverage through the Closing Date to the extent such insurance policies continue to be commercially available at commercially reasonable rates.

7.3 Representations, Warranties and Covenants of Purchaser.

7.3.1 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller that, as of the Effective Date and as of the Closing Date:

(a) Due Authority. This Agreement has been duly authorized, executed, and delivered by, and is binding upon, Purchaser, and each agreement, instrument and document herein provided to be executed by Purchaser on the Closing Date will be duly authorized, executed, and delivered by, and be binding upon, Purchaser, and enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors. Purchaser has taken all action required of Purchaser to execute, deliver, subject to any consents or waivers required to be obtained prior to the Closing, and perform its obligations under this Agreement. Purchaser is a limited liability company, duly organized, validly existing, and in good standing under the laws of the State of Delaware and is, or will be prior to the Closing, duly authorized and qualified to do all things required of it under this Agreement.

(b) Litigation. To the best of Purchaser’s knowledge, there is no material pending or threatened litigation action against Purchaser that could reasonably be expected to adversely impact Purchaser’s ability to perform its obligations under this Agreement.

(c) No Insolvency. Purchaser has not and as of the Closing Date will not have: (i) made a general assignment for the benefit of creditors, (ii) filed a petition for voluntary bankruptcy or filed a petition or answer seeking reorganization or any arrangement or composition, extension, or readjustment of its indebtedness, (iii) consented in writing, in any creditor’s proceeding, to the appointment of a receiver or trustee for Purchaser or any of its property, or (iv) been named as a debtor in an involuntary bankruptcy proceeding.

(d) OFAC, PATRIOT Act, and Anti-Money Laundering Compliance. The amounts payable by Purchaser to Seller hereunder are not and were not, directly or indirectly, derived from activities in contravention of U.S. federal, state, or local laws or regulations, or any non-U.S. law or regulation (including anti-money laundering laws and regulations). None of (A) Purchaser; (B) any Person controlling or controlled by Purchaser, directly or indirectly, including but not limited to any Person or Persons owning, in the aggregate, a fifty percent (50%) or greater direct or indirect ownership interest in Purchaser; (C) any Person, to the knowledge of Purchaser, having a legal or beneficial interest in Purchaser; or (D) any Officer or Director or (to the knowledge of Purchaser) any employee, agent, or representative of Purchaser (including any person acting in such capacity for or on behalf of Purchaser); or (E) any Person for whom Purchaser is acting as agent or nominee or otherwise in connection with the Transaction; is: (1) a country, territory, government, government instrumentality, individual or entity subject to sanctions under any U.S. federal, state, or local law or regulation, or non-U.S. law or regulation, including but not limited to any Executive Order issued by the President of the United States or any regulation administered by the Office of Foreign Assets Control of the United States Department of the Treasury, including but not limited to identification as a Specially Designated National or blocked person, or identification on the Denied Persons List, the Entity List, or the Unverified List maintained by the Bureau of Industry & Security, U.S. Department of Commerce, or under any order or regulation of (a) the United Nations; (b) the European Union or any of its member states; (c) His Majesty’s Treasury of the United Kingdom; or (d) any other governmental authority; (2) a Foreign Terrorist Organization designated by the United States Department of State, or (3) an individual or entity who the Purchaser knows, or reasonably should know, has engaged in or engages in terrorist activity, or has provided or provides material support or resources for terrorist activities or terrorist organizations, as prohibited by U.S. law, including but not limited to the USA PATRIOT Act, P.L. 107-56.

7.3.2 Survival. The representations and warranties of Purchaser set forth in Section 7.3.1 shall survive the Closing for the Survival Period.

8. Release.

8.1 Intentionally Omitted.

8.2 RELEASE. EFFECTIVE AS OF THE CLOSING, EXCEPT WITH RESPECT TO CLAIMS ARISING FROM OBLIGATIONS OF SELLER UNDER THIS AGREEMENT THAT EXPRESSLY SURVIVE THE CLOSING, PURCHASER AND PURCHASER’S AFFILIATES SHALL BE DEEMED TO HAVE RELEASED EACH OF THE SELLER RELATED PARTIES FROM ALL CLAIMS WHICH PURCHASER OR ANY AGENT, REPRESENTATIVE, AFFILIATE, EMPLOYEE, DIRECTOR, OFFICER, PARTNER, MEMBER, SERVANT, SHAREHOLDER OR OTHER PERSON OR ENTITY ACTING ON BEHALF OF OR OTHERWISE RELATED TO OR AFFILIATED WITH PURCHASER HAS OR MAY HAVE ARISING FROM OR RELATED TO ANY MATTER OR THING RELATED TO OR IN CONNECTION WITH THE PROPERTY INCLUDING THE DOCUMENTS AND INFORMATION REFERRED TO HEREIN, ANY CONSTRUCTION DEFECTS, ERRORS OR OMISSIONS IN THE DESIGN OR CONSTRUCTION OF ALL OR ANY PORTION OF THE PROPERTY AND ANY ENVIRONMENTAL CONDITIONS, AND PURCHASER SHALL NOT LOOK TO ANY OF THE SELLER RELATED PARTIES IN CONNECTION WITH THE FOREGOING FOR ANY REDRESS OR RELIEF. THIS RELEASE SHALL BE GIVEN FULL FORCE AND EFFECT ACCORDING TO EACH OF ITS EXPRESSED TERMS AND PROVISIONS, INCLUDING THOSE RELATING TO UNKNOWN AND UNSUSPECTED CLAIMS, DAMAGES AND CAUSES OF ACTION. NOTHING IN THIS AGREEMENT SHALL LIMIT OR IN ANY WAY AFFECT THE OBLIGATIONS OF SELLER AS “TENANT” UNDER THE SCHOLASTIC LEASE OR ANY RIGHTS OF PURCHASER AS “LANDLORD” THEREUNDER.

8.3 Survival. The provisions of this Section 8 shall survive the Closing or a termination of this Agreement.

9. Remedies For Default and Disposition of the Deposit.

9.1 SELLER DEFAULTS. IF THE TRANSACTION SHALL NOT BE CLOSED BY REASON OF SELLER’S BREACH OR DEFAULT UNDER THIS AGREEMENT, AND SUCH BREACH OR DEFAULT IS NOT CURED BY SELLER WITHIN FIVE (5) DAYS AFTER WRITTEN NOTICE OF SUCH BREACH OR DEFAULT FROM PURCHASER, THEN PURCHASER SHALL HAVE, SUBJECT TO THE EXPRESS TERMS OF THIS SECTION 9.1, AS ITS SOLE AND EXCLUSIVE REMEDIES (ALL OTHER RIGHTS AND/OR REMEDIES, WHETHER AVAILABLE AT LAW OR IN EQUITY, BEING IRREVOCABLY WAIVED) THE RIGHT TO EITHER (A) TERMINATE THIS AGREEMENT (IN WHICH EVENT THE DEPOSIT SHALL BE RETURNED TO PURCHASER, SELLER SHALL PAY TO PURCHASER AN AMOUNT EQUAL TO PURCHASER’S REIMBURSABLE DUE DILIGENCE EXPENSES (AS HEREINAFTER DEFINED), AND NEITHER PARTY HERETO SHALL HAVE ANY FURTHER OBLIGATION OR LIABILITY TO THE OTHER EXCEPT FOR THE SURVIVING OBLIGATIONS, PURCHASER HEREBY WAIVING ANY RIGHT OR CLAIM TO DAMAGES FOR SELLER’S BREACH OR DEFAULT), OR (B) IF SELLER SHALL WILLFULLY FAIL TO TRANSFER THE PROPERTY PURSUANT TO AND IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT, SPECIFICALLY ENFORCE SELLER’S OBLIGATION TO TRANSFER THE PROPERTY (IT BEING ACKNOWLEDGED THAT THE REMEDY OF SPECIFIC PERFORMANCE SHALL NOT BE APPLICABLE TO ANY OTHER COVENANT OR AGREEMENT OF SELLER CONTAINED HEREIN); PROVIDED THAT PURCHASER MUST GIVE SELLER WRITTEN NOTICE THAT IT INTENDS TO BRING AN ACTION FOR SPECIFIC PERFORMANCE AGAINST SELLER (“PURCHASER’S SPECIFIC PERFORMANCE NOTICE”) WITHIN THIRTY (30) DAYS OF SELLER’S BREACH OR DEFAULT, AND PURCHASER’S FAILURE TO DELIVER THE PURCHASER’S SPECIFIC PERFORMANCE NOTICE WITHIN SAID 30-DAY PERIOD SHALL CONSTITUTE A WAIVER BY PURCHASER OF SUCH RIGHT AND REMEDY. AS USED HEREIN, “PURCHASER’S REIMBURSABLE DUE DILIGENCE EXPENSES” SHALL MEAN AND REFER TO THIRD-PARTY OUT-OF-POCKET EXPENSES ACTUALLY INCURRED BY PURCHASER IN CONNECTION WITH THE NEGOTIATION OF THIS AGREEMENT AND DUE DILIGENCE OF THIS TRANSACTION PRIOR TO THE TERMINATION OF THIS AGREEMENT BY PURCHASER IN AN AMOUNT NOT TO EXCEED ONE HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($150,000.00) IN THE AGGREGATE; PROVIDED THAT SELLER’S OBLIGATION HEREUNDER TO REIMBURSE PURCHASER FOR PURCHASER’S REIMBURSABLE DUE DILIGENCE EXPENSES SHALL RELATE ONLY TO PURCHASER’S REIMBURSABLE DUE DILIGENCE EXPENSES WITH RESPECT TO WHICH PURCHASER DELIVERS TO SELLER A THIRD-PARTY INVOICE (WITH REASONABLE SUPPORTING INFORMATION AND DOCUMENTATION AND EVIDENCE OF PAYMENT) WITHIN THIRTY (30) DAYS AFTER THE DATE ON WHICH PURCHASER GIVES SELLER WRITTEN NOTICE OF PURCHASER’S TERMINATION OF THIS AGREEMENT. IF PURCHASER SHALL NOT HAVE DELIVERED THE PURCHASER’S SPECIFIC PERFORMANCE NOTICE TO SELLER WITHIN THE AFOREMENTIONED TIME PERIOD OR SO NOTIFIED SELLER OF ITS ELECTION TO TERMINATE THIS AGREEMENT, PURCHASER SHALL BE DEEMED FOR ALL PURPOSES OF THIS AGREEMENT TO HAVE ELECTED TO TERMINATE THIS AGREEMENT IN ACCORDANCE WITH CLAUSE (A) ABOVE. IF SPECIFIC PERFORMANCE IS UNAVAILABLE BECAUSE SELLER HAS SOLD THE PROPERTY TO A BONA FIDE PURCHASER FOR VALUE FOR A PURCHASE

PRICE IN EXCESS OF THE PURCHASE PRICE, PURCHASER SHALL HAVE THE RIGHT TO SUE SELLER FOR “BENEFIT OF THE BARGAIN” DAMAGES (I.E. THE DIFFERENCE BETWEEN THE PURCHASE PRICE PAID BY SUCH BONA FIDE PURCHASER AND THE PURCHASE PRICE); PROVIDED, HOWEVER, THAT AS A CONDITION PRECEDENT TO PURCHASER EXERCISING ANY RIGHT IT MAY HAVE TO BRING SUCH A DAMAGE ACTION AS A RESULT OF SELLER’S SALE OF THE PROPERTY TO A BONA FIDE PURCHASER FOR VALUE, PURCHASER MUST DELIVER WRITTEN NOTICE TO SELLER WITHIN THIRTY (30) DAYS AFTER THE OCCURRENCE OF SUCH BREACH OR DEFAULT THAT PURCHASER INTENDS TO COMMENCE SUCH AN ACTION AND PURCHASER AGREES THAT FAILURE TO NOTIFY SELLER OF ITS INTENTION TO COMMENCE SUCH ACTION FOR “BENEFIT OF THE BARGAIN” DAMAGES WITHIN SUCH THIRTY (30) DAY PERIOD SHALL BE DEEMED A WAIVER OF SUCH RIGHT TO BRING SUCH ACTION. ANYTHING TO THE CONTRARY CONTAINED HEREIN, NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED TO LIMIT PURCHASER’S RIGHTS TO LITIGATION COSTS IN ACCORDANCE WITH SECTION 10.11 HEREOF. NOTWITHSTANDING THE FOREGOING OR ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EXCEPT IN CONNECTION WITH AN ACTION FOR SPECIFIC PERFORMANCE, PURCHASER HEREBY WAIVES ANY RIGHT TO FILE ANY LIS PENDENS, NOTICE OF PENDENCY OF ACTION OR OTHER SIMILAR NOTICE OR FORM OF ATTACHMENT AGAINST THE PROPERTY.

9.2 PURCHASER DEFAULTS. IF THE TRANSACTION SHALL NOT BE CLOSED BY REASON OF PURCHASER’S BREACH OR DEFAULT UNDER THIS AGREEMENT, AND SUCH BREACH OR DEFAULT IS NOT CURED BY PURCHASER WITHIN FIVE (5) DAYS AFTER WRITTEN NOTICE OF SUCH BREACH OR DEFAULT FROM SELLER, THEN SELLER SHALL HAVE THE RIGHT TO TERMINATE THIS AGREEMENT UPON WRITTEN NOTICE TO PURCHASER AND RETAIN THE DEPOSIT, WHICH SHALL BE SELLER’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT, SUBJECT TO THE SURVIVING OBLIGATIONS; PROVIDED, HOWEVER, NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED TO LIMIT SELLER’S RIGHTS OR DAMAGES UNDER ANY INDEMNITIES GIVEN BY PURCHASER TO SELLER UNDER THIS AGREEMENT OR LIMIT SELLER’S RIGHTS OR REMEDIES IF PURCHASER FILES OR CAUSES TO BE FILED ANY LIS PENDENS, NOTICE OF PENDENCY OF ACTION, OR OTHER SIMILAR NOTICE OR FORM OF ATTACHMENT AGAINST THE PROPERTY EXCEPT IN COMPLIANCE WITH THIS AGREEMENT OR LIMIT SELLER’S RIGHTS UNDER THE PROVISIONS OF SECTION 4.2.2(F) OF THIS AGREEMENT OR TO LIMIT SELLER’S RIGHTS TO LITIGATION COSTS IN ACCORDANCE WITH SECTION 10.11. IN CONNECTION WITH THE FOREGOING, PURCHASER EXPRESSLY AGREES THAT THE PROVISIONS OF THIS SECTION 9.2 ARE REASONABLE UNDER THE CIRCUMSTANCES AND THE PARTIES RECOGNIZE THAT SELLER WILL INCUR EXPENSE IN CONNECTION WITH THE TRANSACTION AND THAT THE PROPERTY WILL BE REMOVED FROM THE MARKET; FURTHER, THAT IT IS EXTREMELY DIFFICULT AND IMPRACTICABLE TO ASCERTAIN THE EXTENT OF DETRIMENT TO SELLER CAUSED BY THE BREACH OR DEFAULT BY PURCHASER UNDER THIS AGREEMENT AND THE FAILURE OF THE CONSUMMATION OF THE TRANSACTION OR THE AMOUNT OF COMPENSATION SELLER SHOULD RECEIVE AS A RESULT OF PURCHASER’S BREACH OR DEFAULT.

9.3 Disposition of Deposit. If the Transaction shall close, then the Deposit shall be applied as a partial payment of the Purchase Price.

9.4 Survival. The provisions of this Section 9 shall survive a termination of this Agreement.

10. Miscellaneous.

10.1 Brokers.

10.1.1 Except as provided in Section 10.1.2 below, Seller represents and warrants to Purchaser, and Purchaser represents and warrants to Seller, that no broker or finder has been engaged by it, respectively, in connection with the Transaction. In the event of a claim for broker’s or finder’s fee or commissions in connection with the sale contemplated by this Agreement, then Seller shall indemnify, defend and hold harmless Purchaser from the same if it shall be based upon any statement or agreement alleged to have been made by Seller, and Purchaser shall indemnify, defend and hold harmless Seller from the same if it shall be based upon any statement or agreement alleged to have been made by Purchaser.

10.1.2 If and only if the Transaction closes, Seller has agreed to pay a brokerage commission to Zimmer Real Estate Services, L.C. d/b/a Newmark Zimmer and Newmark Midwest Region, LLC d/b/a Newmark (collectively, “Broker”) pursuant to a separate written agreement with Broker, subject in all respects to the terms and conditions of such separate written agreement. Section 10.1.1 hereof is not intended to apply to leasing commissions incurred in accordance with this Agreement.

10.2 Limitation of Liability.

10.2.1 Notwithstanding anything to the contrary contained in this Agreement or any documents executed in connection herewith, if the Closing of the Transaction shall have occurred, (i) the aggregate liability of Seller arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller under this Agreement or any document or certificate executed or delivered in connection herewith shall not exceed One Million Nine Hundred Thousand and 00/100 Dollars ($1,900,000.00) (the “Liability Ceiling”) and (ii) in no event shall Seller have any liability to Purchaser unless and until the aggregate liability of Seller arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller under this Agreement or any document or certificate executed or delivered in connection herewith shall exceed Fifty Thousand and 00/100 Dollars ($50,000.00) (the “Liability Floor”). If Seller’s aggregate liability to Purchaser shall exceed the Liability Floor, then Seller shall be liable for the entire amount thereof up to but not exceeding the Liability Ceiling. Notwithstanding anything to the contrary contained herein, in no event shall the Liability Ceiling apply to any claim brought in connection with Section 5.3 or Section 10.1 of this Agreement.

10.2.2 Notwithstanding anything to the contrary contained in this Agreement or any documents executed in connection herewith, if the Closing of the Transaction shall have occurred, (i) the aggregate liability of Purchaser arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Purchaser under this Agreement or any document or certificate executed or delivered in connection herewith shall not exceed the Liability Ceiling and (ii) in no event shall Purchaser have any liability to Seller unless and until the aggregate liability of Purchaser arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Purchaser under this Agreement or any document or certificate executed or delivered in connection herewith shall exceed the Liability Floor. If Purchaser’s aggregate liability to Seller shall exceed the Liability Floor, then Purchaser shall be liable for the entire amount thereof up to but not exceeding the Liability Ceiling. Notwithstanding anything to the contrary contained herein, in no event shall the Liability Ceiling apply to any claim of fraud or intentional misrepresentation, or to any claim brought in connection with Section 5.3 or Section 10.1 of this Agreement.

10.2.3 None of the Seller Related Parties shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Purchaser and its successors and assigns and all other Persons, shall look solely to Seller’s assets for the payment of any claim or for any performance, and Purchaser, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability.

10.2.4 None of any agent, advisor, representative, affiliate, employee, director, officer, partner, member, beneficiary, investor, servant, shareholder, trustee or other person or entity of Purchaser shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Seller and its successors and assigns and all other Persons, shall look solely to Purchaser’s assets for the payment of any claim or for any performance, and Seller, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability.

10.3 Exhibits; Entire Agreement; Modification. All exhibits attached and referred to in this Agreement are hereby incorporated herein as if fully set forth in (and shall be deemed to be a part of) this Agreement. This Agreement contains the entire agreement between the parties respecting the matters herein set forth and supersedes any and all prior agreements between the parties hereto respecting such matters. This Agreement may not be modified or amended except by written agreement signed by both parties.

10.4 Business Days. Whenever any action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time (or by a particular date) that ends (or occurs) on a non-Business Day, then such period (or date) shall be extended until the next succeeding Business Day. As used herein, the term “Business Day” shall be deemed to mean any day, other than a Saturday or Sunday, on which commercial banks in the State of New York or in the State of Missouri are not required or are authorized to be closed for business.

10.5 Interpretation. Section headings shall not be used in construing this Agreement. Whenever the words “including”, “include” or “includes” are used in this Agreement, they shall be interpreted in a non-exclusive manner. Except as otherwise indicated, all Exhibit and Section references in this Agreement shall be deemed to refer to the Exhibits and Sections in this Agreement.

10.6 Governing Law; Venue. THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MISSOURI APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS). TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MISSOURI. ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST EITHER PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE INSTITUTED IN A FEDERAL OR STATE COURT IN THE STATE OF MISSOURI, COUNTY OF COLE, AND EACH PARTY WAIVES ANY OBJECTIONS WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.

10.7 Construction. Each party hereto acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation hereof. Each party has been represented by independent counsel in connection with this Agreement.

10.8 Successors and Assigns. Purchaser may not assign or transfer its rights or obligations under this Agreement without the prior written consent of Seller, which consent may be given or withheld in the sole and absolute discretion of Seller; provided that, (i) Seller’s consent shall not be required if Purchaser wishes to, on the Closing Date, assign this Agreement to an entity owned, controlled or managed by Purchaser, or under common ownership, control or management with Purchaser (each, a “Permitted Assignee”), provided that (w) Purchaser and such assignee represent and warrant to Seller that such assignee is a Permitted Assignee, (x) such assignment shall be made without payment or consideration other than nominal consideration, (y) Seller shall receive a copy of the assignment and assumption agreement signed by Purchaser and the Permitted Assignee, and (z) such assignment shall not require the consent of any third party or delay the consummation of the Transaction, and (ii) in the event of any assignment or transfer, the transferee shall assume in writing all of the transferor’s obligations hereunder and agree to be bound by all of the terms and conditions (including releases, waivers and limitations on liability) (but Purchaser or any subsequent transferor shall not be released from its obligations hereunder). Notwithstanding and without limiting the foregoing, no consent given by Seller to any transfer or assignment of Purchaser’s rights or obligations hereunder shall be deemed to constitute a consent to any other transfer or assignment of Purchaser’s rights or obligations hereunder and no transfer or assignment in violation of the provisions hereof shall be valid or enforceable. Subject to the foregoing, this Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties.

10.9 Notices. All notices, demands, consents, approvals, requests or other communications which any of the parties to this Agreement may desire or be required to give hereunder (collectively, “Notices”) shall be in writing and shall be given by personal delivery, electronic mail or reputable overnight courier service (charges prepaid) or United States registered or certified mail (postage prepaid, return receipt requested) addressed as hereinafter; provided, however, without affecting the sufficiency of delivery by electronic email and for confirmation purposes only, any Notice given by electronic mail shall also be given by personal delivery, reputable overnight courier service or United States registered or certified mail. Except as otherwise specified herein, the time period in which a response to any notice or other communication must be made, if any, shall commence to run on the earliest to occur of (a) if by personal delivery, the date of receipt, or attempted delivery, if such communication is refused; (b) if given by electronic mail, the date on which such email is received; and (c) if sent by overnight courier service or by mail (as aforesaid), the date of receipt or attempted delivery, if such courier service mailing is refused. Any Notice received after 5:00 P.M. New York time or on a day other than a Business Day shall be deemed received on the first Business Day thereafter. Until further notice, Notices under this Agreement shall be addressed to the parties listed below as follows:

To Seller:	Scholastic Inc. 557 Broadway New York, New York 10012 Attention: Jonathan Feldberg, Vice President, Corporate Real Estate and Facilities Email: JFeldberg@scholastic.com

With a Copy To:	Scholastic Inc. 557 Broadway New York, New York 10012 Attention: Christopher Lick, EVP and General Counsel Email: Click@scholastic.com

With a Copy To:	Hogan Lovells US LLP 390 Madison Avenue New York, New York 10017 Attention: Trevor T. Adler, Esq. Telephone: (212) 918-3120 Email: trevor.adler@hoganlovells.com

To Purchaser:	c/o Fortress Investment Group LLC 1345 Avenue of the Americas, 46th Floor New York, New York 10105 Attention: General Counsel – Credit Funds Email: gc.credit@fortress.com

With a Copy To:	c/o Fortress Investment Group LLC 11611 San Vicente Blvd., 10th Floor Los Angeles, California 90049 Attention: William Turner and Chase Romney Email: wturner@fortress.com and cromney@fortress.com

With a Copy to:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. 2049 Century Park East, Suite 300 Los Angeles, California 90067 Attention: Erin F. Natter, Esq. Telephone: (424) 259-4012 Email: EFNatter@mintz.com

Any party may designate another addressee (and/or change its address) for Notices hereunder by a Notice given pursuant to this Section.

10.10 Third Parties. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement upon any other Person other than the parties hereto and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any party to this Agreement, nor shall any provision give any third parties any right of subrogation or action over or against any party to this Agreement. This Agreement is not intended to and does not create any third party beneficiary rights whatsoever.

10.11 Legal Costs. The parties hereto agree that they shall pay directly any and all legal costs which they have incurred on their own behalf in the preparation of this Agreement, all deeds and other agreements pertaining to the Transaction, and that such legal costs shall not be part of the closing costs. In addition, if either Purchaser or Seller brings any suit or other proceeding with respect to the subject matter or the enforcement of this Agreement, Purchaser or Seller, as the case may be, shall pay to the prevailing party (as determined by the court, agency, arbitrator or other authority before which such suit or proceeding is commenced), in addition to such other relief as may be awarded, the prevailing party’s reasonable attorneys’ fees, expenses and costs of investigation actually incurred. The foregoing includes attorneys’ fees, expenses and costs of investigation (including those incurred in appellate proceedings), costs incurred in establishing the right to indemnification, or in any action or participation in, or in connection with, any case or proceeding under Chapter 7, 11 or 13 of the Bankruptcy Code (11 United States Code Sections 101 et seq.), or any successor statutes.

10.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document by some or all of the parties hereto, and (i) each such counterpart shall be considered an original, and all of which together shall constitute a single Agreement, (ii) the exchange of executed copies of this Agreement by facsimile or Portable Document Format (PDF) transmission (including any electronic signature covered by the U.S. Federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law (e.g., www.docusign.com)), shall constitute effective execution and delivery of this Agreement as to the parties for all purposes, and (iii) signatures of the parties transmitted by facsimile or Portable Document Format (PDF) (including any electronic signature covered by the U.S. Federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law (e.g., www.docusign.com)), shall be deemed to be their original signatures for all purposes.

10.13 Effectiveness. In no event shall any draft of this Agreement create any obligation or liability, it being understood that this Agreement shall be effective and binding only when a counterpart hereof has been executed and delivered by each party hereto. Either party shall have the right to discontinue negotiations and withdraw any draft of this Agreement at any time prior to the full execution and delivery of this Agreement by each party hereto. Purchaser assumes the risk of all costs and expenses incurred by Purchaser in any negotiations or due diligence investigations undertaken by Purchaser with respect to the Property except as otherwise expressly set forth in Section 9.1 hereof.

10.14 No Implied Waivers. No failure or delay of either party in the exercise of any right or remedy given to such party hereunder or the waiver by any party of any condition hereunder for its benefit (unless the time specified in this Agreement for exercise of such right or remedy has expired) shall constitute a waiver of any other or further right or remedy nor shall any single or partial exercise of any right or remedy preclude other or further exercise thereof or any other right or remedy. No waiver by either party of any breach hereunder or failure or refusal by the other party to comply with its obligations shall be deemed a waiver of any other or subsequent breach, failure or refusal to so comply.

10.15 Discharge of Seller’s Obligations. Except as otherwise expressly provided in this Agreement, Purchaser’s acceptance of the Deeds shall be deemed a discharge of all of the obligations of Seller hereunder and all of Seller’s representations, warranties, covenants and agreements in this Agreement shall merge in the documents and agreements executed at the Closing and shall not survive the Closing, except and to the extent that, pursuant to the express provisions of this Agreement, any of such representations, warranties, covenants or agreements are to survive the Closing.

10.16 No Recordation. Neither this Agreement nor any memorandum thereof shall be recorded and any attempted recordation hereof shall be void and shall constitute a default hereunder.

10.17 Unenforceability. If all or any portion of any provision of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, then such invalidity, illegality or unenforceability shall not affect any other provision hereof, and such provision shall be limited and construed as if such invalid, illegal or unenforceable provision or portion thereof were not contained herein unless doing so would materially and adversely affect a party or the benefits that such party is entitled to receive under this Agreement.

10.18 Disclosure. Notwithstanding any terms or conditions in this Agreement to the contrary, any Person may disclose to any and all Persons, without limitation of any kind, the tax treatment and structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided relating to such tax treatment and tax structure. For the avoidance of doubt, this authorization is not intended to permit disclosure of the names of, or other identifying information regarding, the participants in the Transaction, or of any information or the portion of any materials not relevant to the tax treatment or structure of the Transaction.

10.19 Designation of Reporting Person. In order to assure compliance with the requirements of Section 6045 of the Code and any related reporting requirements of the Code, the parties hereto agree as follows:

10.19.1 The Title Company (for purposes of this Section, the “Reporting Person”), by its execution hereof, hereby assumes all responsibilities for information reporting required under Section 6045(e) of the Code.

10.19.2 Seller and Purchaser each hereby agree:

(a) to provide to the Reporting Person all information and certifications regarding such party, as reasonably requested by the Reporting Person or otherwise required to be provided by a party to the Transaction under Section 6045 of the Code; and

(b) to provide to the Reporting Person such party’s taxpayer identification number and a statement (on Internal Revenue Service Form W-9 or an acceptable substitute form, or on any other form the applicable current or future Code sections and regulations might require and/or any form requested by the Reporting Person), signed under penalties of perjury, stating that the taxpayer identification number supplied by such party to the Reporting Person is correct.

(c) Each party hereto agrees to retain this Agreement for not less than four years from the end of the calendar year in which Closing occurred, and to produce it to the Internal Revenue Service upon a valid request therefor.

(d) The addresses for Seller and Purchaser are as set forth in Section 10.9 hereof, and the real estate subject to the transfer provided for in this Agreement is described in Exhibit A-1, Exhibit A-2, and Exhibit A-3.

10.20 Tax Reduction Proceedings. If Seller has heretofore filed, or shall hereafter file, applications for the reduction of the assessed valuation of the Property and/or instituted certiorari proceedings to review such assessed valuations for any tax year, Purchaser acknowledges and agrees that Seller shall have sole control of such proceedings, including the right to withdraw, compromise and/or settle the same or cause the same to be brought on for trial and to take, conduct, withdraw and/or settle appeals, and Purchaser hereby consents to such actions as Seller may take therein; provided, after the Closing such actions comply with the terms of the Scholastic Lease. Any refund or the savings or refund for any year or years prior to the tax year in which the Closing herein occurs, or for the tax year in which the Closing occurs, shall belong solely to Seller. Purchaser shall execute all consents, receipts, instruments and documents which may reasonably be requested in order to facilitate settling such proceeding and collecting the amount of any refund or tax savings.

10.21 Press Releases. Neither party shall make any press release or other public disclosure or publicity statement regarding this Agreement or the Transaction without the other party’s prior written consent (and the wording of same shall be reasonably approved in advance by both parties) and the parties shall coordinate efforts such that Seller shall be afforded the opportunity to be the first party to issue an approved press release regarding the Transaction. Notwithstanding the foregoing, either party and their affiliates, without the other party’s prior written consent, shall be permitted to make such disclosures regarding this Agreement and the Transaction either (x) as it, or any affiliate thereof or entity advised by any affiliate thereof is required to disclose in any document required pursuant to federal or state securities laws (or any similar laws) or any rules or regulations promulgated thereunder, or (y) as either of Seller or Purchaser deems reasonably appropriate on earnings calls, provided that the information discussed has been previously disclosed in accordance with clause (x) above; provided that Purchaser shall provide Seller with reasonable advance notice of such disclosure and coordinate efforts such that Seller shall be afforded the opportunity to be the first party to make such disclosures. The provisions of this Section 10.21 shall survive the Closing or any termination of this Agreement.

10.22 No Offer. Seller’s delivery of unsigned copies of this Agreement is solely for the purpose of review by the Purchaser, and neither the delivery nor any prior communications between the parties, whether oral or written, shall in any way be construed as an offer by Seller, nor in any way imply that either Seller or Purchaser is under any obligation to enter the transaction which is the subject of this Agreement. The signing of this Agreement by Purchaser constitutes an offer which shall not be deemed accepted by Seller unless and until Seller has signed this Agreement and delivered a duplicate original to Purchaser.

10.23 Survival. The provisions of this Section 10 shall survive the Closing or a termination of this Agreement.

10.24 Waiver of Trial by Jury. TO THE FULLEST EXTENT PERMITTED BY LAW, SELLER AND PURCHASER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER ARISING IN TORT OR CONTRACT) BROUGHT BY EITHER AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

SELLER:

SCHOLASTIC INC., a New York corporation

By:	/s/ Haji Glover
Name: Haji Glover
Title: Chief Financial Officer, Executive Vice President

[Signatures continue on following page]

PURCHASER:

FNLR FORTUNA MAJOR LLC, a Delaware limited liability company

By:	/s/ William Turner
Name: William Turner
Title: Authorized Signatory

[Signatures continue on following page]

JOINDER AS TO SECTION 10.19 ONLY:

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Sydney Levine
Name: Sydney Levine
Title: Senior Underwriting Counsel

[End of signatures]

EXHIBIT A-11

(ALGOA ROAD LAND)

THE LAND REFERRED TO HEREIN BELOW IS SITUATED IN THE COUNTY OF COLE, STATE OF MISSOURI, AND IS DESCRIBED AS FOLLOWS:

PART OF PRIVATE SURVEYS 2906, 2596 AND PART OF THE NORTHEAST QUARTER OF THE SOUTHWEST QUARTER OF SECTION 24, TOWNSHIP 44 NORTH, RANGE 11 WEST, COLE COUNTY, MISSOURI, MORE PARTICULARLY DESCRIBED AS FOLLOWS:

FROM THE NORTHEAST CORNER OF THE NORTHEAST QUARTER OF THE SOUTHWEST QUARTER OF SAID SECTION 24; THENCE NORTH 02 DEGREES 18 MINUTES 37 SECONDS WEST ALONG THE QUARTER SECTION LINE, 750.52 FEET TO A POINT 80.00 FEET SOUTHERLY, IF MEASURED AT RIGHT ANGLES, OF THE SOUTHERLY RIGHT-OF-WAY LINE OF MISSOURI PACIFIC RAILROAD; THENCE NORTHWESTERLY PARALLEL WITH SAID RAILROAD, NORTH 68 DEGREES 18 MINUTES 23 SECONDS WEST, 67.87 FEET TO A POINT 62.00 FEET WESTERLY, IF MEASURED AT RIGHT ANGLES, OF SAID QUARTER SECTION LINE, AND THE POINT OF BEGINNING; THENCE CONTINUING PARALLEL WITH SAID RAILROAD THE FOLLOWING COURSES: NORTH 68 DEGREES 18 MINUTES 23 SECONDS WEST, 1208.37 FEET; THENCE ON A SPIRAL CURVE TO THE RIGHT, THE CHORD OF SAID CURVE BEING NORTH 67 DEGREES 55 MINUTES 21 SECONDS WEST, 109.25 FEET; THENCE NORTHWESTERLY ON A CURVE TO THE RIGHT, HAVING A RADIUS OF 2813.82 FEET, AN ARC LENGTH OF 694.20 FEET, THE CHORD OF SAID CURVE BEING NORTH 60 DEGREES 05 MINUTES 59 SECONDS WEST, 692.44 FEET, TO THE WESTERLY LINE OF A TRACT OF LAND AS DESCRIBED IN BOOK 266, PAGE 661, COLE COUNTY RECORDER’S OFFICE; THENCE LEAVING SAID PARALLEL LINE OF SAID RAILROAD, SOUTH 01 DEGREES 15 MINUTES 09 SECONDS WEST, ALONG THE WESTERLY LINE OF SAID TRACT OF LAND, 1258.61 FEET; THENCE SOUTH 68 DEGREES 51 MINUTES 10 SECONDS EAST, 107.77 FEET; THENCE SOUTHEASTERLY ON A CURVE TO THE RIGHT, HAVING A RADIUS OF 890.69 FEET, AN ARC LENGTH OF 310.91 FEET, THE CHORD OF SAID CURVE BEING SOUTH 58 DEGREES 51 MINUTES 10 SECONDS EAST, 309.33 FEET; THENCE SOUTH 48 DEGREES 51 MINUTES 10 SECONDS EAST, 640.00 FEET; THENCE SOUTHEASTERLY ON A CURVE TO THE LEFT, HAVING A RADIUS OF 616.89 FEET, AN ARC LENGTH OF 276.98 FEET, THE CHORD OF SAID CURVE BEING SOUTH 61 DEGREES 42 MINUTES 56 SECONDS EAST, 274.66 FEET; THENCE SOUTH 74 DEGREES 34 MINUTES 42 SECONDS EAST, 480.00 FEET; THENCE SOUTHEASTERLY ON A CURVE TO THE LEFT, HAVING A RADIUS OF 1916.52 FEET, AN ARC LENGTH OF 293.29 FEET, THE CHORD OF SAID CURVE BEING SOUTH 78 DEGREES 57 MINUTES 45 SECONDS EAST, 293.01 FEET; THENCE SOUTH 83 DEGREES 20 MINUTES 48 SECONDS EAST, 44.68 FEET TO A POINT 62.00 FEET WESTERLY, IF MEASURED AT RIGHT ANGLES, OF THE QUARTER SECTION LINE; THENCE NORTH 00 DEGREES 03 MINUTES 32 SECONDS WEST PARALLEL WITH SAID QUARTER SECTION LINE, 588.18 FEET; THENCE NORTH 02 DEGREES 18 MINUTES 37 SECONDS WEST, PARALLEL WITH SAID QUARTER SECTION LINE, 776.91 FEET TO THE POINT OF BEGINNING.

[1]

This legal description may include excess land. The Deed for the Algoa Road Real Property will attach the legal description for the Algoa Road Land agreed between the parties prior to the expiration of the Due Diligence Period.

A-1-1

PART OF PRIVATE SURVEY 2596 AND PART OF THE NORTHEAST QUARTER OF THE SOUTHWEST QUARTER OF SECTION 24, TOWNSHIP 44 NORTH, RANGE 11 WEST, COLE COUNTY, MISSOURI, MORE PARTICULARLY DESCRIBED AS FOLLOWS:

FROM THE SOUTHWEST CORNER OF SAID U.S. PRIVATE SURVEY; THENCE NORTH 00 DEGREES 03 MINUTES 32 SECONDS WEST ALONG THE WESTERLY LINE OF SAID U.S. PRIVATE SURVEY, 420.27 FEET TO THE POINT OF BEGINNING FOR THIS DESCRIPTION; THENCE CONTINUING NORTH 00 DEGREES 03 MINUTES 32 SECONDS WEST ALONG THE WESTERLY LINE OF SAID U.S. PRIVATE SURVEY, 596.70 FEET TO THE NORTHEAST CORNER OF THE SOUTHWEST QUARTER OF SECTION 24, TOWNSHIP 44 NORTH, RANGE 11 WEST; THENCE NORTH 02 DEGREES 18 MINUTES 37 SECONDS WEST ALONG THE WESTERLY LINE OF A TRACT OF LAND AS DESCRIBED IN BOOK 127, PAGE 55, COLE COUNTY RECORDER’S OFFICE, 750.52 FEET TO A POINT 80 FEET SOUTHERLY FROM THE SOUTHERLY LINE OF THE MISSOURI PACIFIC RAILROAD RIGHT-OF-WAY (MEASURED PERPENDICULAR TO SAID RIGHT-OF- WAY); THENCE NORTH 68 DEGREES 18 MINUTES 23 SECONDS WEST PARALLEL WITH SAID RIGHT-OF- WAY, 67.87 FEET; THENCE SOUTH 02 DEGREES 18 MINUTES 37 SECONDS EAST, 776.91 FEET; THENCE SOUTH 00 DEGREES 03 MINUTES 32 SECONDS EAST, 588.18 FEET; THENCE SOUTH 83 DEGREES 20 MINUTES 48 SECONDS EAST, 62.43 FEET TO THE POINT OF BEGINNING.

EXHIBIT A-2

(EAST MCCARTY STREET LAND)

A PARCEL OF LAND LYING IN THE SOUTH PART OF PRIVATE SURVEY NO. 2701, AND THE SOUTH PART OF FRACTIONAL NORTHEAST QUARTER OF SECTION 22, TOWNSHIP 44 NORTH, RANGE 11 WEST, IN COLE COUNTY, MISSOURI, AND MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT THE SOUTHWEST CORNER OF THE AFORESAID FRACTIONAL NORTHEAST QUARTER OF SAID SECTION 22; THENCE NORTH ALONG AND WITH THE WEST LINE OF SAID FRACTIONAL NORTHEAST QUARTER, 902.5 FEET; THENCE NORTH 68 DEGREES 04 MINUTES EAST, 1162.5 FEET, TO INTERSECT WITH THE WESTERLY RIGHT-OF-WAY LINE OF OLD U. S. HIGHWAY NO. 50 AND NO. 63; THENCE SOUTH 31 DEGREES 45 MINUTES EAST, AND ALONG SAID RIGHT-OF-WAY LINE, 240.4 FEET; THENCE SOUTH 58 DEGREES 15 MINUTES WEST, AND PERPENDICULAR TO LAST DESCRIBED COURSE, 10.0 FEET; THENCE SOUTH 31 DEGREES 45 MINUTES EAST, AND PERPENDICULAR TO LAST DESCRIBED COURSE, 200.0 FEET; THENCE NORTH 58 DEGREES 15 MINUTES EAST, AND PERPENDICULAR TO LAST DESCRIBED COURSE, 10.0 FEET; THENCE SOUTH 31 DEGREES 45 MINUTES EAST, ALONG AFORESAID RIGHT-OF-WAY LINE, AND PERPENDICULAR TO LAST DESCRIBED COURSE, 126.0 FEET; THENCE SOUTH 58 DEGREES 15 MINUTES WEST, AND PERPENDICULAR TO LAST DESCRIBED COURSE, 10.0 FEET; THENCE SOUTH 25 DEGREES 08 MINUTES EAST, AND ALONG AFORESAID RIGHT-OF-WAY LINE AND ALONG THE CHORD, 167.8 FEET; THENCE SOUTH 2 DEGREES 41 MINUTES WEST, 180.0 FEET, ALONG THE CHORD; THENCE SOUTH 17 DEGREES 55 MINUTES WEST, 214.2 FEET, ALONG THE CHORD; THENCE SOUTH 30 DEGREES 28 MINUTES WEST, 212.4 FEET, ALONG THE CHORD OF AFOREMENTIONED RIGHT-OF-WAY LINE; THENCE SOUTH 46 DEGREES 26 MINUTES WEST, 151.8 FEET, ALONG THE CHORD, TO AN IRON PIPE ON THE SOUTH LINE OF AFORESAID FRACTIONAL NORTHEAST QUARTER OF AFORESAID SECTION 22; THENCE SOUTH 88 DEGREES 37 MINUTES WEST, 1112.8 FEET, TO THE POINT OF BEGINNING.

A-2-1

EXHIBIT A-32

(ROBINSON ROAD LAND)

THE LAND REFERRED TO HEREIN BELOW IS SITUATED IN THE COUNTY OF COLE, STATE OF MISSOURI, AND IS DESCRIBED AS FOLLOWS:

TRACT 1

A PART OF THE NORTHEAST QUARTER OF THE SOUTHEAST QUARTER AND A PART OF THE SOUTHEAST QUARTER OF THE SOUTHEAST QUARTER OF SECTION 22, ALL IN THE TOWNSHIP 44 NORTH, RANGE 11 WEST, IN THE CITY OF JEFFERSON, COLE COUNTY, MISSOURI, AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

FROM THE SOUTHEAST CORNER OF THE SOUTHEAST QUARTER OF THE NORTHEAST QUARTER OF SAID SECTION 22; THENCE S 83 DEGREES 16’ 42“W, ALONG THE QUARTER SECTION LINE, 793.61 FEET TO THE WESTERLY LINE OF ROBINSON ROAD (FORMERLY MCCARTY STREET) AND TO THE POINT OF BEGINNING OF THIS DESCRIPTION; THENCE CONTINUING S 83 DEGREES 16’ 42” W, ALONG QUARTER SECTION LINE, 574.65 FEET TO THE NORTHWEST CORNER OF THE NORTHEAST QUARTER OF THE SOUTHEAST QUARTER OF SECTION 22; THENCE S 05 DEGREES 00’ 00” E, ALONG SAID QUARTER QUARTER SECTION LINE, 862.05 FEET; THENCE N 83 DEGREES 38’ 28” E, 1240.90 FEET TO A POINT ON THE WESTERLY RIGHT OF WAY OF ROBINSON ROAD; THENCE IN A NORTHERLY DIRECTION, ALONG THE WESTERLY LINE OF SAID ROBINSON ROAD ON THE FOLLOWING COURSES AND DISTANCES: N 21 DEGREES 12’ 06” W, 39.20 FEET; THENCE NORTHERLY ON A CURVE TO THE LEFT, HAVING A RADIUS OF 1106.31 FEET, A DISTANCE OF 163.49 FEET; THENCE S 60 DEGREES 19’ 52” W, 5.0 FEET; THENCE NORTHERLY ON A CURVE TO THE LEFT, HAVING A RADIUS OF 1101.31 FEET, A DISTANCE OF 96.07 FEET; THENCE N 55 DEGREES 19’ 58” E, 5.0 FEET; THENCE NORTHERLY ON A CURVE TO THE LEFT, HAVING A RADIUS OF 1106.31 FEET, A DISTANCE OF 357.88 FEET; THENCE N 53 DEGREES 12’ 06” W, 444.46 FEET TO THE POINT OF BEGINNING.

CONTAINING 19.45 ACRES.

AND

A PART OF THE SOUTHEAST QUARTER OF THE NORTHEAST QUARTER OF SECTION 22, TOWNSHIP 44 NORTH, RANGE 11 WEST, IN THE CITY OF JEFFERSON, COUNTY OF COLE, MISSOURI, AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

[2]

This legal description may include excess land. The Deed for the Robinson Road Real Property will attach the legal description for the Robinson Road Land agreed between the parties prior to the expiration of the Due Diligence Period.

A-3-1

FROM THE SOUTHEAST CORNER OF THE SOUTHEAST QUARTER OF THE NORTHEAST QUARTER OF SECTION 22; THENCE S 83 DEGREES 16’ 42” W, ALONG THE QUARTER SECTION LINE, 793.61 FEET TO A POINT ON THE WESTERLY LINE OF ROBINSON ROAD (FORMERLY NAMED MCCARTY STREET) AND THE POINT OF BEGINNING FOR THIS DESCRIPTION; THENCE CONTINUING S 83 DEGREES 16’ 42” W, ALONG THE QUARTER SECTION LINE, 567.13 FEET TO A POINT ON THE EASTERLY LINE OF CITY VIEW DRIVE; THENCE N 27 DEGREES 56’ 36” E, ALONG SAID EASTERLY LINE, 198.68 FEET; THENCE NORTHERLY ALONG SAID EASTERLY LINE, ON A CURVE TO THE LEFT, HAVING A RADIUS OF 659.94 FEET, A DISTANCE OF 184.12 FEET; THENCE N 85 DEGREES 30’ 31” E, ALONG SAID EASTERLY LINE, 117.05 FEET TO THE WESTERLY LINE OF ROBINSON ROAD (FORMERLY NAMED MCCARTY STREET); THENCE S 36 DEGREES 42’ 06” E, ALONG SAID WESTERLY LINE, 34.54 FEET; THENCE SOUTHERLY ALONG SAID WESTERLY LINE, ON A CURVE TO THE LEFT, HAVING A RADIUS OF 1186.26 FEET, A DISTANCE OF 341.62 FEET; THENCE S 53 DEGREES 12’ 06” E, ALONG SAID WESTERLY LINE, 37.04 FEET TO THE POINT OF BEGINNING.

CONTAINING 2.37 ACRES.

TRACT 2

A PART OF THE NORTHEAST QUARTER OF THE SOUTHEAST QUARTER AND A PART OF THE SOUTHEAST QUARTER OF THE SOUTHEAST QUARTER OF SECTION 22, AND A PART OF PRIVATE SURVEY NO. 2680, ALL IN THE TOWNSHIP 44 NORTH, RANGE 11 WEST, IN THE CITY OF JEFFERSON, COLE COUNTY, MISSOURI, AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

FROM THE SOUTHEAST CORNER OF THE SOUTHEAST QUARTER OF THE NORTHEAST QUARTER OF SAID SECTION 22; THENCE S 83 DEGREES 16’ 42” W, ALONG THE QUARTER SECTION LINE, 1368.26 FEET TO THE NORTHWEST CORNER TO THE NORTHEAST QUARTER OF THE SOUTHEAST QUARTER OF SECTION 22; THENCE S 05 DEGREES 00’ 00” E, ALONG SAID QUARTER QUARTER SECTION LINE, 862.05 FEET, TO THE POINT OF BEGINNING OF THIS DESCRIPTION; THENCE CONTINUING ALONG SAID QUARTER QUARTER SECTION LINE S 05 DEGREES 00’ 00” E, 700.36 FEET, TO THE SOUTHWEST CORNER OF A TRACT OF LAND CONVEYED TO JOSEPH W. AND AMORETTE M. TRIGG BY DEED OF RECORD IN BOOK 137, PAGE 174, COLE COUNTY RECORDER’S OFFICE; THENCE N 83 DEGREES 12’ 22” E ALONG THE SOUTH LINE OF SAID TRIGG TRACT, 1468.99 FEET TO A POINT ON THE WESTERLY LINE OF ROBINSON ROAD; (FORMERLY NAMED MCCARTY STREET) THENCE IN A NORTHERLY DIRECTION, ALONG THE WESTERLY LINE OF SAID ROBINSON ROAD ON THE FOLLOWING COURSES AND DISTANCES; NORTHERLY ON A CURVE TO THE RIGHT HAVING A RADIUS OF 1482.70 FEET, A DISTANCE OF 331.07 FEET; THENCE N 68 DEGREES 47’ 54” E, 10 FEET; THENCE N 21 DEGREES 12’ 06” W, 391.58 FEET; THENCE LEAVING SAID ROADWAY S 83 DEGREES 38’ 28” W, 1240.90 FEET TO THE POINT OF BEGINNING.

CONTAINING 21.45 ACRES.

A-3-2